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                                              FOR:     YALE INTERNATIONAL, INC.

                                     CONTACT:          Donald C. Roof
                                                       Senior Vice President and
                                                       Chief Financial Officer
                                                       (704) 367-4220

FOR IMMEDIATE RELEASE


                         YALE URGES SHAREHOLDERS TO TAKE
                         NO ACTION ON UNSOLICITED OFFER

CHARLOTTE, NC (July 19, 1996) -- The Board of Directors of Yale International, Inc. (Nasdaq: YALE) today confirmed that it had received a letter from American Enterprises, L.L.C. announcing its intention to proceed with an unsolicited cash tender for the outstanding common shares and the outstanding warrants of the Company, and its further intention to pursue legal actions with respect to this offer.

The Board is reviewing this offer with the help of its financial advisor, Salomon Brothers, Inc. When that review is complete, the Board will advise its shareholders and respond appropriately. Until then, the Company urges the shareholders of the Company to take no action with respect to the tender offer.

Yale International, Inc. (formally Spreckels Industries, Inc.), manufactures and distributes a diversified line of material handling and industrial component products, including chain and wire rope hoists, actuators, scissor-lifts and rotating unions. Principal brand names are Yale, Duff- Norton, Coffing, Little Mule and American Lifts. The Company operates under the name Yale International although its legal identity will remain Spreckels Industries, Inc. until shareholder approval is received at the next annual shareholders' meeting.

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                                                                    EXHIBIT 99.1